Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Kevin McCarty Senior Director Investor Relations Liberate Technologies (650) 701-5300 kmccarty@liberate.com	Kent Walker Executive Vice President Chief Financial Officer Liberate Technologies (650) 701-4077 kwalker@liberate.com	Jennifer Graham Vice President Marketing Communications Liberate Technologies (650) 701-6295 jgraham@liberate.com

LIBERATE TO FILE AMENDED FORM 10-K

SAN CARLOS, Calif., October 15, 2002 — Liberate Technologies (Nasdaq: LBRT) announced today that it plans to restate its financial results for its fourth quarter and fiscal year ended May 31, 2002.  This determination comes after Liberate recently discovered facts calling into question the appropriateness and timing of revenue recognition involving a single-transaction license fee of $1.84 million.

In its most recent Report on Form 10-K, Liberate reported annual 2002 pro forma revenues of $85.3M (GAAP revenues of $80.3M) and quarterly fourth-quarter pro forma revenues of $21.0M (GAAP revenues of $19.0M).

Liberate’s Audit Committee, composed of independent outside directors, has retained independent outside counsel to conduct an inquiry, and is working closely with Liberate and Liberate’s independent auditors.  Although this review is ongoing, Liberate currently believes it will deduct $1.84 million in revenue from total revenues reported for the fourth quarter of fiscal 2002 and re-classify some or all of this revenue as deferred revenue.

“We are committed to resolving this matter as expeditiously as possible, while continuing to focus on our core business of providing video, voice, and data software and services to our customers,” said Mitchell Kertzman, Liberate’s Chairman and CEO.

The Audit Committee is seeking to resolve the matter as soon as possible and intends to work with the appropriate regulatory authorities.  Because Liberate’s quarterly Report on SEC Form 10-Q for the first quarter of fiscal 2003 incorporates certain elements of its closing fourth quarter balance sheet, Liberate will not file that 10-Q Report until the inquiry is complete, and expects to file a 10-K/A report at that time.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements about Liberate’s revenue recognition and financial results, the nature and duration of pending reviews, and the projected dates by which Liberate will make certain public filings.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially.  For example, Liberate may determine that it should make further accounting adjustments for the transaction currently at issue or for additional transactions, which may increase the amount of any necessary restatements or adjustments.

About Liberate Technologies

Liberate Technologies (Nasdaq: LBRT) is a leading provider of digital infrastructure software and services for cable, satellite, and telecommunications networks. Liberate’s open-platform software for Digital Services Automation (DSA) lets network operators efficiently manage video, voice, and data on high-capacity digital networks. Liberate supports a wide variety of services, including enhanced TV, on-demand video, service management, and voice and high-speed data communications. Liberate can be found on the World Wide Web at http://www.liberate.com.

Liberate and the Liberate design are registered trademarks of Liberate Technologies.  Other product names used in association with these registered trademarks are trademarks of Liberate Technologies.